SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                            (Amendment No. ________)


Filed by the Registrant   [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement

[X]      Definitive Proxy Statement

[ ]      Definitive Additional Materials

[ ]      Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                                  BARNETT INC.
                (Name of Registrant as Specified in its Charter)

                               ------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X]      No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1) Title of each class of securities to which transaction applies:

         (2)      Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         (4)      Proposed maximum aggregate value of transaction:

         (5)      Total fee paid:

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:

         (2)      Form, Schedule or Registration Statement No.:

         (3)      Filing Party:

         (4)      Date Filed:

                                  BARNETT INC.
                                3333 Lenox Avenue
                           Jacksonville, Florida 32254


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                January 20, 2000

To Our Stockholders:

          The Annual Meeting of Stockholders (the "Annual Meeting") of Barnett Inc. (the "Company") will be held at the Company's International Call Center, 801 West Bay Street, Jacksonville, Florida, on Thursday, January 20, 2000 at 12:00 p.m., Eastern Standard time, to consider and act on the following matters.

          1. The election of two Class 1 directors of the Company to serve until the 2002 Annual Meeting of Stockholders and until their successors are elected and qualified;

          2. The ratification of the appointment of Arthur Andersen LLP as the independent public accountants of the Company; and

          3. Such other business as may properly come before the Annual Meeting and any adjournment thereof.

          The foregoing matters are described in more detail in the Proxy Statement which follows.

         The Board of Directors has fixed the close of business on December 3, 1999 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. Accordingly, only holders of record of shares of Common Stock of the Company at the close of business on such date will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. A copy of the Company's Annual Report for the fiscal year ended June 30, 1999 is enclosed herewith.

          YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE MARK, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY CARD IN THE RETURN STAMPED ENVELOPE PROVIDED. PROXIES ARE REVOCABLE BY WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY AT ANY TIME PRIOR TO THEIR BEING VOTED OR BY APPEARANCE AT THE ANNUAL MEETING TO VOTE IN PERSON. YOUR PROMPT RETURN OF THE PROXY WILL BE OF GREAT ASSISTANCE IN PREPARING FOR THE ANNUAL MEETING AND IS THEREFORE STRONGLY REQUESTED.


                                        By Order of the Board of Directors



                                        ALFRED C. POINDEXTER, Secretary

December 10, 1999

                                  BARNETT INC.

                                 PROXY STATEMENT

                               -------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                JANUARY 20, 2000

                              --------------------


                                  INTRODUCTION

          This Proxy Statement is being furnished to stockholders of Barnett Inc. (the "Company") in connection with the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at 12:00 p.m., Eastern Standard time, on Thursday, January 20, 2000, at the Company's International Call Center, 801 West Bay Street, Jacksonville, Florida, 32202. The enclosed proxy is solicited on behalf of the Board of Directors of the Company (the "Board"), and is subject to revocation at any time prior to the voting of the proxy as provided below. Unless a contrary choice is indicated, all duly executed proxies received by the Company will be voted for (i) the election of the two nominees for Class 1 directors and (ii) the ratification of the appointment of Arthur Andersen LLP as the independent public accountants of the Company. The approximate date on which this Proxy Statement and the enclosed proxy card are first being sent to stockholders is December 10, 1999.


                                     VOTING

          Stockholders of record at the close of business on December 3, 1999 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. On that date, there were outstanding 16,247,444 shares of common stock, $.01 par value, of the Company (the "Common Stock"). Each share of Common Stock is entitled to one vote on all matters to come before the Annual Meeting. Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Action on the other matters scheduled to come before the Annual Meeting will be authorized by the affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such matters. For purposes of determining whether a matter has received a majority vote, abstentions will be included in the vote totals, with the result that an abstention has the same effect as a negative vote. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy (so-called "broker non-votes"), those shares will not be included in the vote totals, will only be counted for purposes of determining whether a quorum is present at the Annual Meeting and therefore will have no effect on the vote.

          Shares cannot be voted at the Annual Meeting unless the holder thereof is present or represented by proxy. When proxies in the accompanying form are returned, properly executed, the shares represented thereby will be voted as specified thereon. Any stockholder giving a proxy has the right to revoke it at any time prior to its exercise, either in writing, delivered to the Secretary of the Company at its executive offices, or in person at the Annual Meeting.

                             COMMON STOCK OWNERSHIP

Capital Stock

          The following table sets forth, as of September 30, 1999, the number of shares of Common Stock beneficially owned by each director and executive officer, by the directors and executive officers of the Company as a group and by each holder of at least five percent of outstanding Common Stock known to the Company.

                                              Amount and Nature
                                               of Beneficial         Percent of
Name of Beneficial Owner                         Ownership             Stock
------------------------                         ---------             -----
Waxman USA Inc(1)                                7,186,530             44.3%
Melvin Waxman(2)(3)                              7,285,530             44.7%
Armond Waxman(2)(3)                              7,286,230             44.7%
GeoCapital LLC(4)                                1,521,730              9.4%
Wellington Management Company LLC(5)             1,279,500              7.9%
Sheldon Adelman(3)                                  28,750               *
Morry Weiss(3)                                      37,500               *
William R. Pray(6)                                 140,400               *
Andrea M. Luiga(6)                                  43,449               *
Alfred C. Poindexter(6)                             22,900               *
David R. Janosz                                          0              --
Directors and Executive Officers
  as a group (8 individuals)(2) (6)              7,658,229             46.0%

-------------------------------------

*    less than 1%

(1) Waxman Industries, Inc. ("Waxman Industries"), of which Waxman USA Inc. is a wholly owned subsidiary, may be deemed to be the beneficial owner of the shares of Common Stock owned by Waxman USA Inc.

(2) Includes 7,186,530 shares of Common Stock owned by Waxman USA Inc. Each of Messrs. Melvin and Armond Waxman may be deemed to be the beneficial owners of such shares by virtue of their respective positions as Co-Chief Executive Officers and Chairman of the Board and President, respectively of Waxman USA Inc. Messrs. Armond and Melvin Waxman have disclaimed beneficial ownership of such shares owned by Waxman USA Inc.

(3) Includes for each of Mr. Melvin Waxman, Mr. Armond Waxman, Mr. Adelman and Mr. Weiss an aggregate of 75,000, 75,000, 18,750 and 22,500 shares of Common Stock, respectively, which may be acquired by each of such individuals upon the exercise of stock options issued under the Company's 1996 Non-Employee Director Stock Option Plan.

(4) The information set forth in the table with respect to GeoCapital LLC was obtained from a Schedule 13G filed on February 10, 1999 with the Securities and Exchange Commission reflecting beneficial ownership as of December 31, 1998. The address of GeoCapital LLC is 767 Fifth Avenue, 45th Floor, New York, New York 10153-4590. GeoCapital LLC, an investment advisor, has sole dispositive power over the shares shown.

(5) The information set forth in the table with respect to Wellington Management Company LLC was obtained from Amendment No. 1 to Schedule 13G filed on February 8, 1999 with the Securities and Exchange Commission reflecting beneficial ownership as of December 31, 1998. Wellington Management Company LLC's address is 75 State Street, Boston, Massachusetts 02109. The shares shown in the table are owned of record by clients of Wellington Management Company LLC, which has shared investment power over all the shares shown and shared voting power over 1,069,000 of the shares shown.

(6) Includes for each of Mr. Pray, Ms. Luiga and Mr. Poindexter an aggregate of 140,000, 41,250 and 22,500 shares of Common Stock, respectively, which may be acquired by each of such individuals upon the exercise of employee stock options.


                              ELECTION OF DIRECTORS

          Two Class 1  directors  are to be elected at the Annual  Meeting.  The
Board has recommended the persons named in the table below as nominees for election as Class 1 directors. The nominees are presently directors of the Company.

          Unless otherwise directed, all proxies (unless revoked or suspended) will be voted for the election of the nominees for director set forth below. If, for any reason, the nominees are unable to accept such nomination or to serve as directors, an event not currently anticipated, the persons named as proxies reserve the right to exercise their discretionary authority to substitute such other person or persons, as the case may be, as a management nominee. The Company is not aware of any reason why the nominees should become unavailable for election, or, if elected, should be unable to serve as directors. Set forth below is certain information with respect to the nominees.

          The Board currently consists of five members and is divided into three classes. The following information is derived from information supplied by the directors and is presented with respect to the nominees for election as directors of the Company in Class 1 to serve for a term of three years and until the election and qualification of their successors, and for the directors in Classes 2 and 3 whose terms expire at the annual meeting of stockholders occurring in 2000 and 2001, respectively, and until the election and qualification of their respective successors.


                NOMINEES FOR DIRECTORS WHOSE TERM EXPIRES IN 2003

CLASS 1
                                                      Has Been A Director of the
Name of Director                                Age       Company Since
----------------                                ---       -------------

Melvin Waxman..................................  65           1984
Sheldon G. Adelman.............................  57           1996


                         DIRECTORS WHOSE TERM OF OFFICE
                     WILL CONTINUE AFTER THE ANNUAL MEETING

Directors Whose Term Expires in 2000 (CLASS 2)
                                                      Has Been A Director of the
Name of Director                                Age       Company Since
----------------                                ---       -------------

Armond Waxman..................................  60           1984
Morry Weiss....................................  59           1996

Director Whose Term Expires in 2001 (CLASS 3)
                                                      Has Been A Director of the
Name of Director                                Age       Company Since
----------------                                ---       -------------

William R. Pray................................  52           1993


          Mr. Melvin Waxman was elected Chairman of the Board of the Company in January 1996. Mr. Waxman has been a director of the Company since its acquisition by Waxman Industries in 1984. Mr. Waxman was elected Co-Chief Executive Officer of Waxman Industries in May 1988, Co-Chairman of the Board of Waxman Industries in June 1995 and Chairman of the Board of Waxman Industries in April 1996. Mr. Waxman has been the Chief Executive Officer of Waxman Industries for over 20 years and has been a director of Waxman Industries since 1962. Mr. Waxman has been either Chairman or Co-Chairman of the Board of Waxman Industries since August 1976. Mr. Waxman was a director of Ideal Plumbing Group, Inc., a Canadian subsidiary of Waxman Industries, that was involuntarily liquidated in 1994. Mr. Melvin Waxman is the brother of Armond Waxman.

          Mr. Sheldon G. Adelman is the principal of Adelman Capital, a private investment firm. From 1974 to 1997, Mr. Adelman was the Chairman of the Board and Chief Executive Officer of Blue Coral, Inc., a multi-divisional, commercial and consumer product manufacturer. Mr. Adelman also serves on the Board of Directors of CCAI, a privately held service company specializing in information technology consulting and installation (Cleveland, OH). He is active in many civic organizations and serves on the Board of Directors of University Hospitals, Cleveland, Ohio.

          Mr. Armond Waxman was elected Vice-Chairman of the Board in December 1995. Mr. Waxman has been a director of the Company since its acquisition by Waxman Industries in 1984. Mr. Waxman was elected Co-Chief Executive Officer of Waxman Industries in May 1988 and was Co-Chairman of the Board of Waxman Industries from June 1995 until April 1996. Mr. Waxman had been the President and Treasurer of Waxman Industries from August 1976 until June 1995, and was reappointed to the position of President in April 1996. Mr. Waxman has been a director of Waxman Industries since 1962 and was the Chief Operating Officer of Waxman Industries from August 1966 to May 1988. Mr. Waxman was a director of Ideal Plumbing Group, Inc., a Canadian subsidiary of Waxman Industries, that was involuntarily liquidated in 1994. Mr. Armond Waxman is the brother of Melvin Waxman.

          Mr. Morry Weiss is the Chairman of the Board and Chief Executive Officer of American Greetings Corporation. Mr. Weiss joined American Greetings Corporation in 1961. He was appointed President and Chief Operating Officer in June 1978, Chief Executive Officer in February 1992 and Chairman of the Board in February 1992. Mr. Weiss is a member of the Board of Directors of National City Corporation, the Advisory Board of Primus Venture Partners, and the Listed Company Advisory Committee to the New York Stock Exchange Board. Mr. Weiss is also active in various community affairs.

          Mr. William R. Pray was elected President, Chief Executive Officer and a director of the Company in February 1993. Mr. Pray was elected President and Chief Operating Officer of Waxman Industries in June 1995, and resigned these positions in April 1996 upon consummation of the initial public offering of the Company. From February 1991 to February 1993, Mr. Pray was Senior Vice President--President of Waxman Industries' U.S. Operations, after serving as President of the Mail Order/Telesales Group (which included the Company) since 1989. He joined the Company in 1978 as Regional Sales Manager, became Vice President of Sales and Marketing in 1984 and was promoted to President in 1987. Mr. Pray is a director of Waxman Industries.

                        INFORMATION RELATING TO THE BOARD
                OF DIRECTORS AND CERTAIN COMMITTEES OF THE BOARD

          During the fiscal year ended June 30, 1999 ("fiscal 1999"), the Board of Directors held five meetings and acted numerous times by written consent. All directors attended at least 75% of all meetings of the Board and Board committees on which they served during fiscal 1999.

          The Board has established three standing committees: an Executive Committee, an Audit Committee and a Compensation and Stock Option Committee. Messrs. Melvin Waxman, Armond Waxman and William Pray serve on the Executive
Committee, and Messrs. Sheldon Adelman and Morry Weiss serve on the Audit Committee and the Compensation and Stock Option Committee. The Company does not have a nominating or similar committee.

Executive Committee

          The Executive Committee is authorized by the resolutions establishing the committee to handle ministerial matters requiring Board approval. The Executive Committee may not (i) approve or adopt, or recommend to the stockholders, any action or matter required by Delaware law to be submitted to the stockholders for approval or (ii) adopt, amend or repeal any bylaw of the Company.

Audit Committee

          The principal functions of the Audit Committee are acting as a liaison between the Company's independent auditors and the Board, reviewing the scope of the annual audit and the associated management letter, reviewing the Company's annual and quarterly financial statements and reviewing the sufficiency of the Company's internal accounting controls. The Audit Committee held one meeting in fiscal 1999.

Compensation and Stock Option Committee

          The general functions of the Compensation and Stock Option Committee (the "Compensation Committee") include approving (or recommending to the Board) the compensation arrangements for senior management, directors and other key employees, reviewing benefit plans in which officers and directors are eligible to participate and periodically reviewing the equity compensation plans of the Company and the grants under such plans. The Compensation Committee administers both the 1996 Omnibus Incentive Plan and the Employee Stock Purchase Plan of the Company. During fiscal 1999, the Compensation Committee held no formal meetings, but acted on several occasions by written consent.

Director Remuneration

          Directors who are employees of the Company receive no compensation, as such, for service as members of the Board. Directors who are not employees of the Company receive quarterly compensation of $4,000, plus $1,000 for each meeting of the Board or any committee of the Board attended by them (other than with respect to any meetings of a committee on a day on which the Board also meets). All Directors are reimbursed for expenses incurred in connection with attendance at meetings.

          In addition to the foregoing compensation, the Company's 1996 Stock Option Plan for Non-Employee Directors provides that each non-employee director may elect to receive, in lieu of their annual director cash compensation, an option exercisable to purchase 5,000 shares of Common Stock, at the fair market value thereof on the date of grant. Mr. Weiss elected to receive such an option in lieu of the annual cash compensation to which he would have been entitled for calendar 1999.

Executive Compensation

          The following table sets forth the cash compensation paid for services rendered during the three fiscal years ended June 30, 1999 to the Chief Executive Officer and the three other executive officers of the Company whose total annualized salary and bonus was at least $100,000 in fiscal 1999.


                                                  SUMMARY COMPENSATION TABLE
                                                                                            Long-Term
                                                   Annual Compensation(1)                  Compensation
                                          --------------------------------------   ----------------------------
                                                                      Other          Restricted     Securities
                                                                      Annual           Stock        Underlying      All Other
    Name and                                             Bonus     Compensation       Award(s)       Options/      Compensation
  Principal Position             Year       Salary($)    ($)(2)       ($)(3)           ($)(4)        SARs(#)         ($)(5)
  ------------------             ----       ---------   -------    ------------      ----------     ----------     ------------
William R. Pray                  1999       328,468     55,200            --               --             --         59,140
President and Chief Executive    1998       300,040     51,750         3,190            8,900         50,000         59,140
   Officer                       1997       278,942    171,327            --               --             --         58,870

Andrea M. Luiga                  1999       121,846     17,550            --               --             --             --
Vice President--Finance and      1998       114,885     15,900         3,190            8,900         15,000             --
Chief Financial Officer          1997       103,884     56,001            --               --             --             --

Alfred C. Poindexter             1999       117,076     16,800            --               --             --             --
Vice President--Operations       1998       110,461     15,300         3,190            8,900         15,000             --
                                 1997       101,231     26,549            --               --              -             --

Andrew S. Fournie(6)             1999         8,846         --            --               --             --             --
Vice President--Marketing        1998       114,998         --         3,190            8,900         15,000             --
                                 1997       109,615     28,738            --               --              -             --

David R. Janosz (7)              1999        65,868      9,548            --               --             --             --
Vice President--Marketing        1998            --         --            --               --             --             --
                                 1997            --         --            --               --             --             --

--------------------------------------

(1) Certain executive officers received compensation in fiscal 1997, 1998 and 1999 in the form of perquisites, the amount of which does not exceed reporting thresholds.

(2) All bonuses were paid under the Company's Profit Incentive Plan, except $90,000 received by Mr. Pray and $30,000 received by Ms. Luiga as discretionary bonuses in fiscal 1997.

(3) Other annual compensation represents amounts reimbursed for payment of taxes on restricted stock awards.

(4) Restricted stock awards of 400 shares of the Company's Common Stock were made to each of the named executives in fiscal 1998 under the Company's Omnibus Incentive Plan. The value of the restricted stock awards has been calculated based upon $22.25, per share, the closing market price of the Common Stock on the date of grant, as reported by the Nasdaq National Market. Awards became fully transferable on the first anniversary date of grant. The executives were entitled to dividends and voting rights on unvested shares. On June 30, 1999, each share acquired through restricted stock awards had a value of $7.50, based on the closing price of the Common Stock as reported by the Nasdaq National Market.

(5) All other compensation represents premiums on split-dollar life insurance policies.

(6) Andrew Fournie's employment with the Company terminated effective July 19, 1998.

(7)       David Janosz's  employment  with the Company  commenced on October 19,
          1998.

Employment Agreements

          William R. Pray, President and Chief Executive Officer of the Company, entered into an employment agreement (the "Agreement") with the Company which became effective as of July 1, 1990, was amended as of January 1, 1996 and terminates on January 1, 2006. The Agreement provides for an annual base salary of $260,000 which will be increased by eight percent (8%) each year until the base salary reaches $300,000 per year, after which time the base salary increases each year by changes in the applicable Consumer Price Index (the "CPI"), or such greater amount as may be determined by the Board, in its discretion. Mr. Pray's annual base salary was increased effective January 1, 1999 to $345,000. Mr. Pray is eligible to receive discretionary bonuses as determined by the Board. In addition to certain miscellaneous benefits and perquisites, the Company maintains a $2,000,000 split dollar life insurance policy for Mr. Pray. The Company and Mr. Pray also have entered into a money purchase deferred compensation agreement pursuant to which the Company established an account into which it deposits approximately $59,000 annually. The balance in the account on termination of employment will be paid to Mr. Pray or his beneficiaries.

          If Mr. Pray's employment is terminated without Cause (as defined in the Agreement) or in the event he terminates his employment for Good Reason (as defined in the Agreement), he will receive a lump sum amount equal to the present value of the product of (i) the sum of (x) the base salary (as such base salary would have been adjusted for the remainder of the term) and (y) the average of the bonus compensation paid to Mr. Pray with respect to the three years preceding the termination of the Agreement and (ii) the greater of (a) the remaining number of years (or portions thereof) in the term of the Agreement and
(b) two; provided, however, that if any portion of such compensation would constitute an "excess parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended, the amount of such compensation will be reduced to the highest amount that would not constitute an excess parachute payment. The Agreement also contains provisions which restrict Mr. Pray from competing with the Company during the term of the Agreement and for two years following termination.

          The Company has entered into Executive Employment and Change of Control Agreements with Ms. Luiga, Mr. Poindexter and Mr. Janosz. These agreements generally provide that, if the executive's employment is terminated by the Company without cause within three years following a Change of Control (as defined in the agreements) of the Company, the Company will pay Ms. Luiga, Mr. Poindexter or Mr. Janosz, as the case may be, a lump sum amount equal to three times, two times and one time, respectively, his or her annual base salary then in effect plus the prior year's bonus received by the executive and the marginal cost to the Company of annual fringe benefits received by the executive.

Stock Option and SAR Exercises

          The following table sets forth information with respect to (i) the number of options exercised by each of the executive officers named in the Summary Compensation Table in fiscal 1999, (ii) the numbers of unexercised options held by the named executive officers who held options as of June 30, 1999 and (iii) the value of unexercised in-the-money options as of June 30, 1999.

             Aggregated Option/SAR Exercises in Last Fiscal Year and
                        Fiscal Year-End Option/SAR Values

                                 Shares                           Number of              Value of Unexercised
                                Acquired                     Unexercised Options         In-the-Money Options
                                   on          Value        At Fiscal Year End(#)       At Fiscal Year End ($)
Name                           Exercise(#)  Realized ($)  Exercisable/Unexercisable  Exercisable/Unexercisable(1)
----                           -----------  ------------  -------------------------  -------------------------
William R. Pray............        --            --            140,000/80,000                    $0/$0
Andrea M. Luiga............        --            --             41,250/23,750                    $0/$0
David R. Janosz............        --            --               0/15,000                       $0/$0
Alfred C. Poindexter.......        --            --             22,500/17,500                    $0/$0

--------------
(1)         Calculated on the basis of the closing share price ($7.50) of the Common Stock as of June 30,  1999,  as reported  by the Nasdaq  National  Market,  less the exercise price.


             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

          The Compensation Committee of the Board of Directors is responsible for establishing and reviewing the Company's arrangements and programs for compensating executive officers, including the executive officers named in the Summary Compensation Table. The Compensation Committee is composed entirely of non-employee Directors.

Philosophy and Policy

          The general objective of the Compensation Committee is to assure that the Company provides competitive compensation and benefits programs that attract and retain capable executives who are integral to the success of the Company, reward them for the achievement of both short-term and long-term objectives of the Company and provide them with an economic incentive to increase stockholder value. The Compensation Committee anticipates that the attainment of certain targeted operating results and other short-term goals will be compensated through annual bonuses, and long-term incentives will be provided through the grant of stock options, SARs, and restricted stock grants under the Omnibus Plan described below. The bonuses and stock options are in addition to annual base salaries, which are intended to be competitive with companies which the Compensation Committee believes are comparable to the Company.

          Historically, the Compensation Committee has not established the cash compensation of the Company's executive officers, other than the Chief Executive Officer. The Board had delegated to the Chief Executive Officer the responsibility for determining the salaries and bonuses payable to these individuals.

Annual Component

          Base Salaries. The Compensation Committee reviews annually the base salary of William Pray and Mr. Pray's recommendations for the base salaries of the other executive officers. Adjustments are made as the Committee deems appropriate based upon competitiveness with comparable companies, the current financial condition and resources of the Company, and the evaluation of the individual's job responsibilities, contributions and prior experience.

          Profit  Incentive  Plan.  Annual bonus  payments  under the  Company's existing Profit Incentive Plan are based on attainment of overall corporate earnings targets. The earnings targets are recommended by management, established by the Chief Executive Officer and approved by the Compensation Committee. Bonuses are granted to participants if the target level of earnings is achieved. The size of the bonus increases with the level of earnings growth up to a maximum level of bonus. The percentage of salary earned as a bonus varies depending on the employee's position with the Company.

Long-Term Component

          Omnibus Incentive Plan. The Compensation Committee believes that, in addition to compensating executives for the long-term performance of the Company, the grant of stock options aligns the interest of the executives with those of the Company's stockholders. The Compensation Committee determines the recipients of stock option grants and the size of the grants consistent with these principles, based on the employee's performance and position with the Company. Contemporaneous with the Company's initial public offering in April, 1996, stock options were granted to approximately 75 employees, including executive officers. Stock options were granted to approximately 25 employees in fiscal 1997, 49 employees in fiscal 1998 and 42 employees in fiscal 1999. In fiscal 1998, the Company also awarded restricted stock under the Plan to 7 employees. All stock options which have been granted under the Omnibus Incentive Plan were not "incentive stock options" as defined in the Internal Revenue Code, had an exercise price equal to at least the market value of the underlying shares on the grant date and generally vest over four years, except under limited circumstances. The amount of stock options previously awarded and outstanding for each executive officer is reviewed by the Committee but is not considered a critical factor in determining the size of any executive stock option award in any year.

Compensation of the Chief Executive Officer

          William R. Pray's compensation for fiscal 1999 largely is determined by an employment agreement amended shortly before the completion of the Company's initial public offering in 1996. The overall compensation included in the agreement was principally a continuation of the compensation in effect under Mr. Pray's prior employment agreement with Waxman Industries. Under this Agreement, the Board increased Mr. Pray's base salary to $345,000 per annum, effective January 1, 1999.

Deductibility of Executive Compensation

          Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally limits the annual tax deduction for applicable remuneration paid to the Company's Chief Executive Officer and certain other highly compensated executive officers to $1,000,000. The Compensation Committee does not believe that the compensation which is subject to this limitation to be paid to the Company's executives will exceed the deduction limit set by Section 162(m).

                                     MEMBERS OF THE COMMITTEE


                                     Sheldon G. Adelman
                                     Morry Weiss

          The foregoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "Exchange
Act"), unless the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                              CERTAIN RELATIONSHIPS

          The Company engages in business transactions with Waxman Industries and its subsidiaries. Waxman Industries is a principal shareholder of the Company. Messrs. Melvin Waxman and Armond Waxman, directors of the Company, are directors, executive officers and shareholders of Waxman Industries. Products purchased for resale by the Company from Waxman Industries and its subsidiaries totaled approximately $18.2 million in fiscal 1999, and sales to these entities totaled approximately $79,000 in fiscal 1999. The Company also entered into a five year rental agreement with Waxman Industries in fiscal 1998 for the leasing of a warehouse facility in the normal course of business. The Company prepaid all rent totaling $500,000. This warehouse facility was purchased as part of the U.S. Lock acquisition discussed below and any unamortized prepaid rent was reduced from the purchase price of the acquisition.

          The Company and Waxman Industries provide to, and receive from each other certain selling, general and administrative services ("S,G&A") and reimburse each other for out-of-pocket disbursements related to those services. The Company charged Waxman Industries and was reimbursed for $293,000 for S,G&A expenses in fiscal 1999, and the Company was charged by and reimbursed Waxman Industries $65,000 in fiscal 1999.

          On January 8, 1999, Barnett Inc. acquired the U.S. Lock ("U.S. Lock") division of WOC, Inc., an indirect wholly-owned subsidiary of Waxman Industries for a cash purchase price of approximately $33.0 million and the assumption of liabilities of approximately $2.0 million. The purchase price was determined through negotiations between the Company's management and representatives of Waxman Industries, based on, among other factors, the price/earnings multiples of similar transactions, and was approved by an independent committee of the Company's directors consisting of Messrs. Sheldon G. Adelman and Morry Weiss. The effective date of the U.S. Lock acquisition was January 1, 1999.

          During fiscal 1999, the Company entered into a 10-year lease for a warehouse owned by a partnership in which Messrs. Melvin Waxman and Armond Waxman and members of their families own a controlling interest. Total rent paid during fiscal 1999 was $126,300. The lease provides for total annual rent of $151,560. In addition, the Company has entered into 10-year leases in fiscal
2000 for three additional warehouses owned by partnerships in which Messrs. Melvin Waxman and Armond Waxman and members of their families own a controlling interest. These additional leases provide for total annual rent of $642,400.

Performance Graph

          Set forth below is a graph comparing the percentage change in the cumulative total stockholder return of the Company's Common Stock, the Nasdaq Composite Index and the Standard & Poor's Building Materials Index for the period since the Company's Common Stock commenced trading on March 29, 1996 to the fiscal year ended June 30, 1999. The graph assumes $100 was invested on March 29, 1996 in the Company and each of the other indices.

                COMPARISON OF 39 MONTHS CUMULATIVE TOTAL RETURN*
            AMONG BARNETT INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
                      AND THE S&P BUILDING MATERIALS INDEX

                               [GRAPHIC OMITTED]


                                        Cumulative Total Return
                           --------------------------------------------------
                           3/29/1996      6/96      6/97      6/98      6/99

BARNETT INC.                  100.00    205.36    175.00    144.64     53.57
NASDAQ STOCK MARKET (U.S.)    100.00    108.51    131.97    173.76    248.30
S&P BUILDING MATERIALS        100.00    107.81    138.76    172.74    161.89

----------
* $100 INVESTED ON 3/29/96 IN STOCK OR INDEX - INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING JUNE 30.

             APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

          At the Annual Meeting, the stockholders of the Company will be asked to ratify the appointment of Arthur Andersen LLP as the independent public accountants of the Company.

          The Company's financial statements for the fiscal year ended June 30, 1999 have been examined by the firm of Arthur Andersen LLP, independent certified public accountants. Arthur Andersen LLP have been the independent certified public accountants of the Company since 1984. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting to make a statement if they so desire and they are expected to be available to respond to appropriate questions.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

          Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten-percent of a registered class of the Company's equity securities, to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission (the "Commission"). Officers, directors and greater than ten-percent stockholders also are required by rules promulgated by the Commission to furnish the Company with copies of all Section 16(a) forms they file.

          Based solely upon a review of the copies of such forms furnished to the Company, or written representations that no such forms were required, the Company believes that, during the fiscal year ended June 30, 1999, its officers, directors and greater than ten-percent beneficial owners complied with all applicable Section 16(a) filing requirements.


                                 OTHER BUSINESS

          Management does not know of any other matters to come before the Annual Meeting. If any other business properly comes before the meeting, it is the intention of the persons designated as proxies to vote in accordance with their best judgment on such matters. If any other matter should come before the meeting, action on such matter will be approved by the affirmative vote of a majority of shares present at the meeting, in person or by proxy, and entitled to vote on the matter.


                     ANNUAL REPORTS AND FINANCIAL STATEMENTS

          The Annual Report to Stockholders of the Company for the year ended June 30, 1999 accompanies this Proxy Statement. Stockholders may obtain additional copies, free of charge, by writing to: Secretary, Barnett Inc., 3333 Lenox Avenue, Jacksonville, Florida 32254.


                STOCKHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING

          The deadline for submission of stockholder proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, for inclusion in the Company's proxy statement for its 2000 Annual Meeting of Stockholders is June 27, 2000. Notice to the Company of a stockholder proposal submitted otherwise other than pursuant to Rule 14a-8 will be considered timely only if received by the Company during the 30-day period ending October 3, 2000.


                            EXPENSES OF SOLICITATION

          All expenses relating to the solicitation of proxies will be paid by the Company. Solicitation will be made principally by mail, but officers and regular employees may solicit proxies by telephone or personal contact with nominal expense to the Company. The Company will request brokers and other nominees who hold Common Stock in their names to solicit proxies from the beneficial owners thereof and will pay the standard charges and expenses associated therewith.

          THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE NOMINEES TO THE BOARD OF DIRECTORS NAMED HEREIN, AND FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

          Your vote is important, whether or not you expect to attend the Annual Meeting, please mark, date, sign and return promptly the enclosed proxy card in the return stamped envelope provided. Proxies are revocable by written notice to the Secretary of the Company at any time prior to their being voted or by appearance at the Annual Meeting to vote in person. Your prompt return of the proxy will be of great assistance in preparing for the Annual Meeting and is therefore strongly requested.

                                     By Order of the Board of Directors


                                     ALFRED C. POINDEXTER, Secretary
December 10, 1999

PROXY                            BARNETT, INC.                             PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

                ANNUAL MEETING OF STOCKHOLDERS - JANUARY 20, 2000

          The undersigned, having received the Notice of Annual Meeting and accompanying Proxy Statement, appoints each of Melvin Waxman and William R. Pray, each with the power to appoint his substitute, as proxies of the undersigned, and hereby authorizes them to represent and to vote, all the shares of Common Stock of Barnett Inc. held of record by the undersigned on December 3, 1999, at the Annual Meeting of Stockholders of Barnett Inc. to be held on January 20, 2000.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                         Please date, sign and mail your
                      proxy card back as soon as possible!

                         Annual Meeting of Stockholders
                                  BARNETT INC.


                                January 20, 2000



                 Please Detach and Mail in the Envelope Provided

/x/ Please mark your
    votes as in this
    example.

    FOR ALL NOMINEES       WITHHOLD FROM                      FOR    AGAINST
    (except as marked to   ALL NOMINEES      Proposal 2.     /  /     /  /
     the contrary below)                      Proposal  to   approve   Arthur
Proposal 1.    /  /           /  /            Andersen  LLP  as   independent
   Nominee for                                public accounts for the Company.
   Class 1                 NOMINEES:
   Directors:              Melvin Waxman        THE SHARES  REPRESENTED  BY THIS
                           Sheldon G. Adelman PROXY  WILL BE VOTED IN ACCORDANCE
                                              WITH  THE SPECIFICATIONS  MADE. IF
                                              THIS  PROXY  IS  EXECUTED  BUT  NO
(INSTRUCTION: To withhold authority to vote SPECIFICATION IS MADE, THE SHARES for any individual nominee, write that REPRESENTED BY THIS PROXY WILL BE nominee(s) name(s) on the line provided VOTED "FOR" PROPOSAL 1 AND
below:)                                       PROPOSAL 2.

                                                Should    any   other    matters
                                              requiring    a    vote   of    the
                                              shareholders   including   matters
                                              incident  to  the  conduct  of the
                                              meeting, the  above named  proxies
                                              are  authorized  to  vote the same
                                              in  accordance with  best judgment
                                              in  the  interest of  the Company.
                                              The  Board  of  Directors  is  not
                                              aware of  any matter  which  is to
                                              be  presented  for  action  at the
                                              meeting  other  than  the  matters
                                              set forth herein.


_____________________  ___________________________  DATED ______________________
SIGNATURE STOCKHOLDER  SIGNATURE IF HELD JOINTLY

NOTE: Please sign exactly as name or names appear hereon. If the shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee, guardian or as an officer signing for a corporation, please put full title under signature.